Exhibit 99.2

Growth Capital Acquisition Corp. Announces Closing of $172.5 Million Upsized Initial Public Offering and Full Exercise of the Overallotment Option

ATHENS, GREECE February 2, 2021 — Growth Capital Acquisition Corp. (NASDAQ: GCACU) ("Growth Capital" or the "Company") today announced the closing of its initial public offering of 17,250,000 units, which included 2,250,000 units sold upon the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit, resulting in total gross proceeds of $172.5 million. The units commenced trading on the Nasdaq Capital Market (“Nasdaq”) on January 29, 2021 under the symbol “GCACU”. Each unit consisted of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on the Nasdaq under the symbols “GCAC” and “GCACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Maxim Group LLC acted as sole book-running manager for the offering. Roth Capital Partners acted as the qualified independent underwriter for the offering.

A registration statement relating to the securities was declared effective by the SEC on January 29, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Growth Capital Acquisition Corp.

Growth Capital is a Delaware blank check company, also commonly referred to as a Special Purpose Acquisition Company (or SPAC), formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region. Growth Capital is led by Co-Chief Executive Officers Akis Tsirigakis and George Syllantavos and Maxim Group LLC and received financial backing from HB Strategies LLC, an affiliate of Hudson Bay Capital Management LP.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and the final prospectus for the offering filed with the Securities and Exchange Commission ("SEC"). Copies will be available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

George Syllantavos

co-CEO & CFO

Growth Capital Acquisition Corp.

Email: inquiries@gcacorp.com

Website: www.gcacorp.com

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